Exhibit 8.1

[Letterhead of Cahill Gordon & Reindel LLP]

(212) 701-3000

[•], 2010

General Electric Capital
    Corporation
201 High Ridge Road
Stamford, CT 06927

Re:      GE Capital Trust I

Ladies and Gentlemen:

          We have acted as special U.S. federal income tax counsel to General Electric Capital Corporation, a Delaware corporation (“GE Capital”), in connection with the offer by GE Capital Trust I, a Delaware statutory trust (the “Trust”), to exchange up to $2,500,000,000 aggregate liquidation amount of its 6.375% Fixed to Floating Rate Trust Securities (“Trust Securities”) and cash for any and all of the outstanding 6.375% Fixed to Floating Rate USD Subordinated Debentures due 2067 (the “Debentures”) of GE Capital (the “Exchange Offer”). The Debentures were issued under an Indenture for Subordinated Debentures, dated as of September 1, 2006, between GE Capital and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as trustee (the “Indenture”).

          In connection with the Exchange Offer, a registration statement on Form S-4 (No. 333-[•]) (the “Registration Statement”) was filed with the Securities Exchange Commission (the “Commission”) on February 2, 2010 for the registration of the Trust Securities. The Registration Statement included a preliminary prospectus dated February 2, 2010 (the “Preliminary Prospectus”). A final prospectus relating to the Exchange Offer was filed on March [•], 2010 (the “Prospectus”).

          For purposes of rendering our opinion, we have reviewed and relied upon (1) the Registration Statement; (2) the Preliminary Prospectus; (3) the Prospectus; (4) the Indenture; (5) the Certificate of Trust, dated January 26, 2010, of the Trust (the “Certificate of Trust”); (6) the Amended and Restated Trust Agreement, dated as of the date hereof, of the Trust (the “Trust Agreement”); (7) the Guarantee Agreement, dated as of the date hereof, between GE Capital and The Bank of New York Mellon, as trustee (the “Guarantee Agreement”); (8) the Supplemental Indenture, dated as of [•], 2010, to the Indenture (the “Supplemental Indenture”); (9) the Replacement Covenant Amendment, dated the date hereof (the “Replacement Covenant Amendment”); (10) the Dealer Manager Agreement, dated as of February 2, 2010, between GE Capital and J.P. Morgan Securities Inc. (“JPMorgan”) and the other Dealer Managers named therein (the “Dealer Manager Agreement”); (11) the representation letters from GE Capital and JPMorgan dated the date hereof (the “Representation Letters”); (12) the opinions of Richards, Layton & Finger, P.A., dated the date hereof, issued to GE Capital regarding certain matters of Delaware law; (13) all pertinent attachments and exhibits to the foregoing; and (14) such other documents, certificates, and records as we have deemed necessary or appropriate for purposes of our opinion.

          In rendering our opinion, we have assumed that (1) each of the Indenture, Certificate of Trust, Trust Agreement, Guarantee Agreement, Supplemental Indenture, Replacement Covenant Amendment, and Dealer Manager Agreement (collectively, the “Transaction Documents”) constitutes a legal, valid, and binding agreement enforceable against each party thereto (and by any third-party beneficiaries thereof) in accordance with its terms; (2) each of the statements and representations in the Representation Letters, without regard to any qualification as to knowledge or belief, are and will remain true, correct, and complete; (3) the factual information contained in the Preliminary Prospectus, Prospectus, and Registration Statement, including the factual information incorporated therein by reference, is true, correct, and complete in all material respects as if made on the date hereof; (4) all obligations imposed on, or covenants agreed to, by the parties pursuant to the Transaction Documents have been or will be performed or satisfied in accordance with their terms; and (5) the elimination and waiver of certain rights of beneficial owners of Trust Securities pursuant to Section 6.01 (Limitation on Voting Rights) and Section 6.02 (Waiver of Right to Initiate Derivative Actions) of the Trust Agreement are effective under Delaware law.

          We have also assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of any such copies.

          Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein:

          1.      We are of the opinion that, for U.S. federal income tax purposes, (a) the Trust will be classified as a grantor trust and not as an association taxable as a corporation; and (b) although the matter is not free from doubt, and there is no authority directly on point, the exchange of Debentures for Trust Securities pursuant to the Exchange Offer will not be a taxable event.

          2.      To the extent that the discussions in the Preliminary Prospectus and Prospectus under the heading “Certain U.S. Federal Income Tax Consequences” contain statements of law or legal conclusions, such statements constitute the opinion of Cahill Gordon & Reindel LLP.

          Our opinion is based upon existing statutory, regulatory, and judicial authority as of the date hereof, any of which may be changed at any time with retroactive effect. Our opinion is limited in scope to the U.S. federal income tax matters specifically addressed herein, and is not binding on the Internal Revenue Service or a court of law. Further, our opinion is based solely on information provided and representations made to us, as well as the assumptions set forth above. Our opinion cannot be relied upon if any of such information, representations, or assumptions are, or later become, inaccurate, incorrect, or incomplete in any material respect.

          We consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement, and to the use of our name under the headings “Certain U.S. Federal Income Tax Consequences” and “Legal Matters” in the Preliminary Prospectus and Prospectus. In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Cahill Gordon & Reindel LLP